Exhibit 99.1

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD
John Wille — Vice President & CFO	John McNamara
201-337-9000	212-827-3771

FOR IMMEDIATE RELEASE

RUSS BERRIE AND COMPANY, INC. ACQUIRES KIDS LINE, LLC
Expands Presence in Infant and Juvenile Product Sector

Oakland, N.J. — December 16, 2004 — RUSS BERRIE AND COMPANY, INC. (NYSE: RUS) today announced it had acquired 100% of the membership interests of Kids Line, LLC, a leading designer and distributor of infant bedding products based in South Gate CA.

The Company paid approximately $128 million cash for the privately held Kids Line.  The Company entered into a senior secured financing facility in the amount of $125 million with Ableco Finance LLC in order to fund the purchase.  The purchase price is subject to certain post closing adjustments.

An additional secured subordinated contingent payment obligation to certain sellers of Kids Line membership interests may become payable at the end of three years based on the cumulative EBITDA of Kids Line over such three year period as compared to a specified budget.  Kids Line’s existing management team will remain in place.

Andy Gatto, CEO of Russ Berrie, commented, “We are extremely excited to add Kids Line to our current portfolio of infant and juvenile products.  As we expand our presence in this vibrant business sector, Kids Line provides a proven track record of innovation and leadership within the juvenile bedding and accessories market.  Kids Line has shown consistent growth with its broad assortment of high value products.  Along with our Sassy™ and RUSS® Baby™ brands, we believe the Kids Line acquisition positions our Company as a leader within the juvenile products sector.

Michael Levin, CEO of Kids Line comments, “We are delighted to become part of the Russ family and expect significant synergies with the existing Sassy™ and RUSS® Baby™ brands.  Russ Berrie’s international distribution and sourcing capabilities will be of great benefit to the Kids Line business.  The potential of the combined business is exciting to us.”

—More—

Russ Berrie and Company, Inc. (RUSS®), a leader in the gift industry (and its wholly-owned subsidiaries), designs, develops, and distributes a variety of innovative gift products to specialty and mass market retailers worldwide.  Known for its teddy bears and other plush animals, the Company’s gift line is comprised of a diverse range of everyday, seasonal, and occasion-themed products that help people celebrate the milestones in their lives.  Founded in 1963 by the late Russ Berrie from a rented garage in New Jersey, today the Company operates offices, showrooms, and distribution centers all over the world and trades on the NYSE under the symbol RUS.

Note: This News Release contains certain forward-looking statements.  Additional written and oral forward-looking statements may be made by the Company from time to time in Securities and Exchange Commission (SEC) filings and otherwise.  The Private Securities Litigation Reform Act of 1995 provides a safe-harbor for forward-looking statements.  These statements may be identified by the use of forward-looking words or phrases including, but not limited to, “anticipate”, “believe”, “expect”, “intend”, “may”, “planned”, “potential”, “should”, “will” or “would”.  The Company cautions readers that results predicted by forward-looking statements, including, without limitation, those relating to the Company’s future business prospects, revenues, working capital, liquidity, capital needs, interest costs and income are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements.  Specific risks and uncertainties include, but are not limited to, the Company’s ability to continue to manufacture its products in the Far East, the seasonality of revenues, the actions of competitors, ability to increase production capacity, price competition, the effects of government regulation, results of any enforcement action by the People’s Republic of China (“PRC”) authorities with respect to the Company’s PRC operations, the resolution of various legal matters, possible delays in the introduction of new products, customer acceptance of products, changes in foreign currency exchange rates, issues related to the Company’s computer systems, the ability to obtain debt financing to fund acquisitions, the current and future outlook of the global retail market, and other factors.

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